Exhibit 4.4

NATIONAL FUEL GAS COMPANY

OFFICER’S CERTIFICATE

Establishing 8.75% Notes due 2019

     R. J. Tanski, the Treasurer of National Fuel Gas Company, a New Jersey corporation (the “Company”), pursuant to the authority granted in the Board Resolutions of the Company adopted on April 1, 2009, and Sections 102, 201 and 301 of the Indenture defined herein, does hereby certify to The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee (the “Trustee”) under the Indenture of the Company (For Unsecured Debt Securities) dated as of October 1, 1999 (the “Indenture”), that:

1.

The Securities of the fifth series to be issued under the Indenture shall be designated “8.75% Notes due 2019” (the “Notes of the Fifth Series”); the Notes of the Fifth Series shall be in substantially the form set forth in Exhibit A hereto. All capitalized terms used in this certificate which are not defined herein shall have the meanings set forth in the Indenture.

2.

The Notes of the Fifth Series shall be initially authenticated and delivered in the aggregate principal amount of $250,000,000 (the “Initial Notes of the Fifth Series”); provided, however, that the Company may, without consent of the Holders of the Initial Notes of the Fifth Series, create and issue additional Notes of the Fifth Series ranking equally with, and otherwise identical in all respects to, the Initial Notes of the Fifth Series (except for the date from which interest first accrues thereon and the first interest payment date therefor), which additional Notes of the Fifth Series shall form a single series with the Initial Notes of the Fifth Series.

3.	The Notes of the Fifth Series shall mature, and the principal thereof shall be due and payable, together with all accrued and unpaid interest thereon on, May 1, 2019.

4.	The Notes of the Fifth Series shall be issued in the denominations of $1,000 and integral multiples thereof.

5.	The Notes of the Fifth Series shall bear interest as provided in the form thereof set forth in Exhibit A.

6.

The principal of and premium if any, and interest on the Notes of the Fifth Series shall be payable at, and registration of transfers and exchanges in respect of the Notes of the Fifth Series may be effected at, the office or agency of the Company in The City of New York; provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto or, in certain circumstances described in the form of Notes of the Fifth Series hereto attached as Exhibit A, by wire transfer to an account designated by the person entitled thereto. Notices and demands to or upon the Company in respect of the Notes of the Fifth Series and the Indenture may be served at the office or agency of the Company in The City of New York. The Corporate Trust Office of the Trustee shall initially be the agency of the Company for such payment, registration and registration of transfers and exchanges and service of notices and demands and the Company hereby appoints the Trustee as its agent for all such purposes; provided, however, that the Company reserves the right to change, by one or more Officer’s Certificates, any such office or agency and such agent. The Trustee shall initially be the Security Registrar and the Paying Agent for the Notes of the Fifth Series.

7.	The Notes of the Fifth Series are subject to optional redemption as provided in the form thereof set forth in Exhibit A.

8.	The Notes of the Fifth Series shall not be entitled to the benefit of any sinking fund.

9.

If a “Change of Control Triggering Event” (as defined in Exhibit A hereto) occurs, each Holder of the Notes of the Fifth Series may require the Company to purchase all or a portion of such Holder’s Notes of the Fifth Series at a price equal to 101% of the principal amount, plus accrued interest, if any, to the date of purchase, on the terms and subject to the conditions set forth in Exhibit A hereto.

10.	The Notes of the Fifth Series shall be issued initially in global form registered in the name of Cede & Co. (as nominee for The Depository Trust Company, New York, New York).

11.

Beneficial interests in the Notes of the Fifth Series issued as Global Notes may not be exchanged in whole or in part for individual certificated Notes of the Fifth Series in definitive form, and no transfer of a Global Note of the Fifth Series in whole or in part may be registered in the name of any Person other than the Depository or its nominee, except that if (A) the Depository has notified the Company that it is unwilling or unable to continue as Depository for the Global Notes of the Fifth Series, (B) the Depository has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor depository for such Global Notes of the Fifth Series has not been appointed within 90 dates of (i) that notice or (ii) the Company becoming aware that the Depository is no longer registered, (C) an Event of Default occurred and is continuing, and the Depository requests the issuance of certificated Notes of the Fifth Series in definitive form or (D) the Company determines not to have the Notes of the Fifth Series represented by Global Notes, the Company shall execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of the definitive Notes of the Fifth Series, shall authenticate and deliver, Notes of the Fifth Series in definitive certificated form in an aggregate principal amount equal to the principal amount of the Global Notes of the Fifth Series representing such Notes of the Fifth Series in exchange for such Global Notes of the Fifth Series, such definitive Notes of the Fifth Series to be registered in the names provided by the Depository.

12.

No service charge shall be made for the registration of transfer or exchange of the Notes of the Fifth Series; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange or transfer.

13.

The Trustee, the Security Registrar and the Company shall have no responsibility under the Indenture for transfers of beneficial interests in the Notes of the Fifth Series, for any depository records of beneficial interests or for any transactions between the Depository and beneficial owners.

14.

If the Company shall make any deposit of money and/or Eligible Obligations with respect to any Notes of the Fifth Series, or any portion of the principal amount thereof, as contemplated by Section 701 of the Indenture, the Company shall not deliver an Officer’s Certificate described in clause (z) in the first paragraph of said Section 701 unless the Company shall also deliver to the Trustee, together with such Officer’s Certificate, either:

(A) an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of the Notes of the Fifth Series, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of Section 701), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Notes of the Fifth Series or portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Company and acceptable to the Trustee, showing the calculation thereof; or

(B) an Opinion of Counsel to the effect that, as a result of (i) the receipt by the Company from, or the publication by, the Internal Revenue Service of a ruling or (ii) a change in law occurring after the date of this certificate, the Holders of such Notes of the Fifth Series, or portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company’s indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.

15.	The Notes of the Fifth Series shall have such other terms and provisions as are provided in the form thereof set forth in Exhibit A hereto.

16.

All conditions precedent, if any, provided for in the Indenture (including any covenants compliance with which constitutes a condition precedent), relating to the authentication and delivery of the Notes of the Fifth Series requested in the accompanying Company Order No. 5 have been complied with.

17.

The undersigned has read all of the covenants and conditions contained in the Indenture, and the definitions in the Indenture relating thereto, relating to the Company’s issuance of the Notes of the Fifth Series and the Trustee’s authentication and delivery of the Notes of the Fifth Series, and in respect of compliance with which this certificate is made.

18.

The statements contained in this certificate are based upon the familiarity of the undersigned with the Indenture, the documents accompanying this certificate, and upon discussions by the undersigned with officers, employees and counsel of the Company familiar with the matters set forth herein.

19.

In the opinion of the undersigned, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenants and conditions have been complied with.

20.	In the opinion of the undersigned, such conditions and covenants have been complied with.

     IN WITNESS WHEREOF, I have executed this Officer’s Certificate this 6th day of April, 2009.

/s/ R. J. Tanski
R. J. Tanski
Treasurer

EXHIBIT A

[depositary legend]

     [Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

[FORM OF FACE OF NOTE]

NATIONAL FUEL GAS COMPANY

8.75% NOTES DUE 2019

NO. R-	CUSIP NO.: 636180 BJ9

ORIGINAL ISSUE DATE: April 1, 2009	PRINCIPAL AMOUNT: $250,000,000

ORIGINAL INTEREST	INTEREST RATE: 8.75%
ACCRUAL DATE: April 6, 2009

MATURITY DATE: May 1, 2019

INTEREST PAYMENT DATES: May 1 and November 1, commencing November 1, 2009

REDEEMABLE AT OPTION OF THE COMPANY:	YES _X_ NO

REDEEMABLE AT OPTION OF THE HOLDER:	YES NO _X_

(See the Reverse of this Note for redemption provisions)

     NATIONAL FUEL GAS COMPANY, a corporation duly organized and existing under the laws of the State of New Jersey (herein referred to as the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to _____________________ or registered assigns, the principal sum of __________________ on the Maturity Date specified above, and to pay interest thereon at the Interest Rate specified above, semi-annually on the Interest Payment Dates specified above of each year and on the Maturity Date, from the Original Interest Accrual Date specified above or from the most recent Interest Payment Date to which interest has been paid, unless the Company shall default

Exh. A - 1

in the payment of interest due on such Interest Payment Date, in which case interest shall be payable from the next preceding Interest Payment Date to which interest has been paid, or, if no interest has been paid on this Security, from the Original Interest Accrual Date. In the event that the Maturity Date or any date fixed for redemption is not a Business Day, then payment of principal and interest payable on such date shall be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on such Maturity Date or date fixed for redemption. In the event that any Interest Payment Date is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on such Interest Payment Date. The Initial Interest Payment Date shall be November 1, 2009, and the payment on that date shall include all interest accrued from the Original Interest Accrual Date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be (a) the Business Day immediately preceding such Interest Payment Date so long as Securities of this series remain in book-entry only form or (b) the 15th calendar day prior to such Interest Payment Date if Securities of this series do not remain in book-entry only form; provided, however, that interest payable at Maturity shall be paid to the Person to whom principal shall be paid. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

     Payment of the principal of and premium, if any, and interest on this Security shall be made at the office or agency of the Company maintained for that purpose in The City of New York, the State of New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that (a) at the option of the Company, interest on this Security may be paid by check mailed to the address of the person entitled thereto, as such address shall appear on the Security Register or by wire transfer to an account designated by the person entitled thereto, and (b) upon the written request of a Holder of not less than $10 million in aggregate principal amount of Securities of this series delivered to the Company and the Paying Agent at least ten days prior to any Interest Payment Date, payment of interest on such Securities to such Holder on such Interest Payment Date shall be made by wire transfer of immediately available funds to an account maintained within the continental United States specified by such Holder or, if such Holder maintains an account with the entity acting as Paying Agent, by deposit into such account.

Exh. A - 2

     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Exh. A - 3

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

NATIONAL FUEL GAS COMPANY

By: __________________________

Exh. A - 4

[FORM OF CERTIFICATE OF AUTHENTICATION]

CERTIFICATE OF AUTHENTICATION

     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: April __, 2009

THE BANK OF NEW YORK MELLON, as
Trustee

By: _____________________________________
      Authorized Signatory

[FORM OF REVERSE OF NOTE]

     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture (For Unsecured Debt Securities), dated as of October 1, 1999 (herein, together with any amendments or supplements thereto, called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, including the Board Resolutions and Officer’s Certificate filed with the Trustee on April 6, 2009 creating the series designated on the face hereof, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof. The acceptance of this Security shall be deemed to constitute the consent and agreement by the Holder hereof to all terms and provisions of the Indenture.

     Optional Redemption

     The Securities shall be redeemable at the option of the Company, in whole or in part, at its option, at any time and from time to time, prior to the Maturity Date, in each case at a redemption price (the “Redemption Price”) equal to the greater of

(a)	100% of the principal amount of the Securities being redeemed; and

(b)

the sum of the present values of the remaining scheduled payments of principal and interest on the Securities being redeemed (excluding the portion of any such interest accrued to the Redemption Date, as defined), discounted to the date fixed for redemption (“Redemption Date”) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus .50%

     plus, in each case, accrued interest on those Securities to the Redemption Date.

     “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

     “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.

     “Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     “Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company.

     “Reference Treasury Dealers” means primary U.S. Government securities dealers in New York City appointed by the Company.

     “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by the Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date.

     In lieu of stating the Redemption Price, notices of redemption of the Securities shall state substantially the following: “The Redemption Price of the Securities of this series to be redeemed shall equal the sum of (a) the greater of (i) 100% of the principal amount of such Securities of this series, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities of this series being redeemed (excluding the portion of any such interest accrued to the Redemption Date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus .50%, plus accrued interest on the principal amount hereof to the Redemption Date.”

     Notice of redemption shall be given by mail to Holders of Securities, not less than 30 nor more than 60 days prior to the Redemption Date, all as provided in the Indenture. As provided in the Indenture, notice of redemption at the election of the Company as aforesaid may state that such redemption shall be conditional upon the receipt by the applicable Paying Agent or Agents of money sufficient to pay the principal of and premium, if any, and interest, if any, on this Security on or prior to the date fixed for such redemption; a notice of redemption so conditioned shall be of no force or effect if such money is not so received and, in such event, the Company shall not be required to redeem this Security.

     In the event of redemption of this Security in part only, a new Security or Securities of this series of like tenor representing the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

     Change of Control Offer

     If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Securities as described above, the Company shall make an offer (a “Change of Control Offer”) to each Holder of the Securities to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Securities on the terms set forth herein. In the Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of Securities repurchased, plus accrued and unpaid interest, if any, on the Securities repurchased to the date of repurchase (a “Change of Control Payment”), subject to the right of Holders of record on the applicable record date to receive interest due on the next Interest Payment Date.

     Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail a notice to Holders of the Securities describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offer to repurchase such Securities on the date specified in the applicable notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

     Upon the Change of Control Payment Date, the Company shall, to the extent lawful:

(a)	accept for payment all Securities or portions of Securities properly tendered and not withdrawn pursuant to the Change of Control Offer;

(b)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and

(c)

deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Securities or portions of Securities being repurchased.

     The Company need not make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Securities properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

     The Company shall comply with the applicable requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Securities, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Securities by virtue of any such conflict.

     For purposes of the Change of Control Offer provisions of the Securities, the following terms are applicable:

     “Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the its subsidiaries, taken as a whole, to any person, other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution.

     The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

     “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

     “Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date the Securities were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

     “Fitch” means Fitch Ratings and its successors.

     “Investment Grade Rating” means a rating equal to or higher than BBB-(or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

     “Moody’s” means Moody’s Investors Service, Inc. and its successors.

     “Rating Agencies” means (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

     “Rating Event” means the rating on the Securities is lowered by at least two of the three Rating Agencies and the Securities are rated below an Investment Grade Rating by at least two of the three Rating Agencies, in any case on any day during the period (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

     “Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

     Unless the Company defaults in the Change of Control Payment, on and after the Change of Control Payment Date, interest shall cease to accrue on the Securities or portions of the Securities tendered for repurchase pursuant to the Change of Control Offer.

     The Indenture contains provisions for defeasance at any time of the entire indebtedness of the Company in respect of this Security, or any portion of the principal amount thereof, upon compliance with certain conditions set forth in the Indenture, including the Officer’s Certificate described above.

     If an Event of Default with respect to Securities shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

     As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless (a) such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, (b) the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee, (c) such Holder shall have offered the Trustee reasonable indemnity, (d) the Trustee shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity, and (e) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof and premium, if any, or interest hereon on or after the respective due dates expressed herein.

     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

     The Securities are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are transferable to a transferee or transferees, as designated by the Holder surrendering the same for such registration of transfer, and exchangeable for a like aggregate principal amount of Securities and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.

     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.